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                                                                    EXHIBIT 99.1


INTERMET CORPORATION
5445 Corporate Drive
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501

[INTERMET LOGO]

                                                     NEWS RELEASE

                                                     For IMMEDIATE Release
                                                     Contact: Mike Kelly
                                                     INTERMET Corporation
                                                     248-952-2500

INTERMET ANNOUNCES PLANS TO CLOSE HAVANA FOUNDRY

CAPACITY RATIONALIZATION AND COST REDUCTION CITED AS FACTORS

TROY, Mich., January 12, 2004 -- INTERMET Corporation (Nasdaq: INMT) announced today that it intends to close its Havana Foundry in Havana, Illinois, during the second quarter of this year. The company said the closure is necessary to rationalize excess production capacity and reduce costs.

The facility currently employs 205 people, including hourly and salaried staff, and manufactures ductile-iron castings for the automotive industry.

"This has been a difficult but necessary decision for the company and we regret the effect it will have on our employees, their families and the Havana community," said Gary Ruff, President and CEO of INTERMET. "Based on studies conducted on the Havana plant and other INTERMET foundries during the past year, we determined at the end of 2003 that this was the most effective course of action to better align our available capacity with the market, and make our overall ferrous-foundry cost structure more competitive."

For the year ended December 31, 2003, the Havana Foundry had sales of $26 million. INTERMET expects to retain all of the foundry's revenue. The company will consolidate the plant's equipment and products into other existing INTERMET foundries, improving overall productivity and efficiency.

Todd Heavin, INTERMET's Vice President of Ferrous Metals operations, said, "The closure is a result of an industry-wide overcapacity situation and is not a reflection on the workforce or management team in Havana. In fact, the plant has demonstrated continuous improvement operationally and is consistently meeting customer quality and delivery requirements. However, there is an immediate need to reduce the number of our U.S. ferrous-casting facilities to improve capacity utilization and optimize the performance of our ductile-iron foundry group."


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INTERMET Corporation
January 12, 2004
Page 2


INTERMET officials are meeting today with plant employees to discuss the closure plans. Local officials of the city of Havana and the Illinois Department of Employment Security also were notified today of plans to close the foundry.

INTERMET expects to record a pre-tax charge of approximately $8.5 million to $10.0 million in the fourth quarter of 2003 in connection with this closure. The charge is substantially non-cash.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the world's leading supplier of cast-metal automotive components. The company has approximately 6,000 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.

This news release includes forecasts and forward-looking statements about the effects of the closure of INTERMET's Havana Foundry, including the anticipated costs associated with the closure and the ability of INTERMET to transfer work to other foundries. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, including the costs associated with the closure and decisions of INTERMET's customers concerning the future of work currently being performed at the Havana Foundry. These and other risks and uncertainties are detailed as a preface to the Management's Discussion and Analysis of Financial Condition in the company's 2002 Annual Report for the year ended December 31, 2002.

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